EXHIBIT 99.1

For Release 4:05 PM Eastern Time, Thursday November 6, 2003

CUMULUS MEDIA INC.

Cumulus Reports Third Quarter 2003 Results

Q3 Pro Forma Revenue Grows 0.8%; Q3 Same Station Revenue Grows 3.9%
Q3 Pro Forma Adjusted EBITDA Grows 0.8%;
Q3 Free Cash Flow Grows 74.7%;
Q3 EPS $0.13 vs. $0.06 Prior Year (before debt extinguishments losses and preferred stock redemption premiums)

     ATLANTA, GA, November 6, 2003 – Cumulus Media Inc. (NASDAQ: CMLS) today reported financial results for the three and nine months ended September 30, 2003.

     Lew Dickey, Chairman, President and Chief Executive Officer, commented, “This quarter marks a strong performance for our company, particularly in our same-store group, in a very challenging revenue environment. We are executing well in all areas of our business and are well positioned for the recovery in advertising which we are optimistic will occur sometime next year.”

     Historical results are attached. Historical or “as reported” financial data of Cumulus Media Inc. are not comparable from year to year because of the acquisition of radio stations by the Company during the periods covered. Financial highlights (in thousands, except per share data and percentages) are as follows:

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
	2003	2002	Change	2003	2002	Change

As Reported:
Net revenues	$74,564	$66,724	11.7%	$207,060	$181,844	13.9%
Station operating expenses	46,774	41,185	13.6%	131,895	115,844	13.9%
Station Operating Income (1)	27,790	25,539	8.8%	75,165	66,000	13.9%
Station Operating Income margin (2)	37.3%	38.3%		36.3%	36.3%
Adjusted EBITDA (3)	24,659	22,071	11.7%	65,184	55,552	17.3%
Free Cash Flow (4)	$16,827	$9,634	74.7%	$39,422	$15,267	158.2%
Same Station Results: (5)
Net revenue	$56,142	$54,013	3.9%	$157,782	$155,127	1.7%
Station Operating Income (1)	20,024	19,522	2.6%	54,395	53,876	1.0%
Station Operating Income margin (2)	35.7%	36.1%		34.5%	34.7%
Pro Forma Results: (6)
Net revenue	$74,133	$73,530	0.8%	$210,263	$209,754	0.2%
Station Operating Income (1)	27,747	27,884	-0.5%	76,176	74,870	1.7%
Station Operating Income margin (2)	37.4%	37.9%		36.2%	35.7%
Adjusted EBITDA (3)	24,616	24,416	0.8%	66,195	64,422	2.8%
Adjusted EBITDA margin (7)	33.2%	33.2%		31.5%	30.7%

(1)	Station Operating Income is defined as operating income before depreciation and amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation and restructuring charges. Station Operating Income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”).

Please see the attached table for a reconciliation of this measure to operating income, the most directly comparable GAAP financial measure.

(2)	Station Operating Income margin is defined as Station Operating Income as a percentage of net revenues.

(3)	Adjusted EBITDA is defined as operating income before depreciation and amortization, LMA fees, non-cash stock compensation and restructuring charges. Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation of this measure to operating income, the most directly comparable GAAP financial measure.

(4)	Free Cash Flow is defined as Adjusted EBITDA less LMA fee expense, net interest expense, dividends on the Series A Preferred Stock, income taxes paid and maintenance/investment capital expenditures. Free Cash Flow is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation of Free Cash Flow to operating income, the most directly comparable GAAP financial measure.

(5)	Same station results include the 220 stations in 46 markets owned and operated since January 1, 2002.

(6)	Pro forma results include the results of i) all acquisitions entered into during the period that were operated under the terms of local marketing agreements; and ii) all acquisitions and dispositions consummated during the period, as if such acquisitions and dispositions were completed at the beginning of each period presented and exclude the results of Broadcast Software International. As of September 30, 2003, the pro forma totals include the results of 268 stations in 55 markets.

(7)	Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of net revenues.

Results of Operations

     Three Months Ended September 30, 2003 Compared to Three Months Ended September 30, 2002

     Net revenues for the third quarter of 2003 increased $7.8 million to $74.6 million, an 11.7% increase from the third quarter of 2002, primarily as a result of revenues associated with station acquisitions completed subsequent to September 30, 2002 and stations operated under the terms of local marketing agreements during periods subsequent to September 30, 2002. Station operating expenses increased $5.6 million to $46.8 million, an increase of 13.6% over the third quarter of 2002, primarily as a result of expenses associated with station acquisitions completed subsequent to September 30, 2002 and stations operated under the terms of local marketing agreements during periods subsequent to September 30, 2002. Station Operating Income (defined as operating income before depreciation and amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation and restructuring charges) increased $2.3 million to $27.8 million, an increase of 8.8% from the third quarter of 2002, for the reasons discussed above.

     On a pro forma basis, which includes the results of all stations operated during the period under the terms of local marketing agreements and station acquisitions and dispositions completed during the period as if each were operated from or consummated at the beginning of the periods presented and excludes the results of Broadcast Software International, net revenues for the third quarter of 2003 increased $0.6 million to $74.1 million, an increase of 0.8% from the third quarter of 2002. Pro forma Station Operating Income (defined as operating income (loss) before depreciation, amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation and restructuring charges; and excluding the results of Broadcast Software International) decreased $0.1 million to $27.7 million, a decrease of 0.5% from the third quarter of 2002. Pro forma Station Operating Income margin (defined as pro forma station operating income as a percentage of pro forma net revenues) decreased to 37.4% for the third quarter of 2003 from 37.9% for the third quarter of 2002.

     Interest expense decreased by $3.5 million or 41.7% to $4.8 million for the three months ended September 30, 2003 as compared with $8.3 million in the prior period. This decrease was primarily due to lower interest expense associated with lower outstanding levels of the Company’s 10 3/8% Senior Subordinated Notes due 2008 (the “Notes”) during the current quarter.

     The Company recognized losses on the early extinguishment of debt of $1.0 million for the three months ended September 30, 2003. On July 3, 2003, the Company redeemed all of its outstanding Notes in accordance with a Notice of Redemption sent to all holders of the outstanding Notes in June 2003. The $13.7 million in aggregate principal amount of the Notes outstanding was redeemed at a redemption price of 105.188%, plus accrued and unpaid interest through July 2, 2003. In connection with the redemption of the Notes, the Company paid $0.7 million in redemption premiums and wrote-off $0.3 million of previously capitalized debt issuance costs.

     Preferred stock dividends and redemption premiums decreased $9.7 million to $0.7 million for the three months ended September 30, 2003 as compared with $10.4 million during the prior year. On July 7, 2003, the Company redeemed all of its outstanding 13 3/4% Series A Cumulative Exchangeable Redeemable Preferred Stock due 2009 (the “Preferred Stock”). The 9,268 shares of the Preferred Stock outstanding, valued at $9.3 million, were redeemed at a redemption price of 106.875% of the stated value, plus accrued and unpaid dividends. In connection with the redemption of the Preferred Stock, the Company paid $0.7 million in preferred stock dividends and redemption premiums. Preferred stock dividends and redemption premiums during the prior year was comprised of $2.6 million in accrued dividends and a $7.8 million redemption premium paid in connection with the repurchase of 67,502 shares of the issue during that period.

     Nine Months Ended September 30, 2003 Compared to Nine Months Ended September 30, 2002

     Net revenues for the nine months ended September 30, 2003 increased $25.2 million to $207.1 million, a 13.9% increase from the same period in 2002, primarily as a result of revenues associated with 1) station acquisitions completed at the end of Q1 2002, 2) station acquisitions completed subsequent to September 30, 2002, and 3) stations operated under the terms of local marketing agreements during periods subsequent to September 30, 2002. Station operating expenses increased $16.1 million to $131.9 million, an increase of 13.9% over the same period in 2002, primarily as a result of expenses associated with 1) station acquisitions completed at the end of Q1 2002, 2) station acquisitions completed subsequent to September 30, 2002, and 3) stations operated under the terms of local marketing agreements during periods subsequent to September 30, 2002. Station Operating Income (defined as operating income before depreciation and amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation and restructuring charges) increased $9.2 million to $75.2 million, an increase of 13.9% from the same period in 2002, for the reasons discussed above.

     On a pro forma basis, which includes the results of all stations operated during the period under the terms of local marketing agreements and station acquisitions completed during the nine month period as if each were consummated at the beginning of the periods presented, net revenues for the nine months ended September 30, 2003 increased $0.5 million to $210.3 million, an increase of 0.2% from the same period in 2002. Pro forma Station Operating Income (defined as operating income (loss) before depreciation, amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation and restructuring charges; and excluding Broadcast Software International) increased $1.3 million to $76.2 million, an increase of 1.7% from the same period in 2002. Pro forma Station Operating Income margin (defined as pro forma Station Operating Income as a percentage of pro forma net revenues) increased to 36.2% for the nine months ended September 30, 2003 from 35.7% for the nine months ended September 30, 2002.

     Interest expense decreased by $6.1 million or 26.0% to $17.5 million for the nine months ended September 30, 2003 as compared with $23.6 million in the prior year. This decrease was primarily due to lower interest expense associated with lower outstanding levels of the Company’s 10 3/8% Senior Subordinated Notes (the “Notes”) during the current year.

     The Company recognized losses on the early extinguishment of debt of $15.2 million for the nine months ended September 30, 2003. Losses in the current year relate to 1) the redemption of $13.7 million of the Notes in July 2003, 2) the repurchase of $30.1 million of the Notes, 3) the redemption of $88.8 million of the Notes as part of a tender offer and consent solicitation completed in April 2003 and 4) the retirement of the Company’s existing $175.0 million eight-year term loan facility in connection with refinancing activities also completed in April 2003. Related to the July 2003 redemption of $13.7 million of the Notes, the Company paid $0.7 million in redemption premiums and wrote-off $0.3 million of debt issuance costs. Related to the open market repurchases of $30.1 million of the Notes, the Company paid $2.4 million in redemption premiums and wrote-off $0.7 million of debt issuance costs. In connection with the tender offer and the redemption of the Notes, the Company paid $6.0 million in redemption premiums, $0.2 million in professional fees and wrote-off $2.0 million of previously capitalized debt issuance costs. Related to the extinguishment of the Company’s $175.0 million eight-year term loan, the Company paid $1.5 million in professional fees and wrote-off $1.4 million of previously capitalized debt issuance costs. Losses on the early extinguishment of debt in the prior year were the result of the syndication and arrangement of a new credit facility and related retirement and write-off of debt issuance costs related to the pre-existing credit facility.

     Income tax expense decreased $55.6 million to $17.1 million during the nine months ended September 30, 2003, as compared with $72.7 million during the prior year. Tax expense incurred in the current year, comprised entirely of deferred tax expense, was recorded to establish valuation allowances against net operating loss carry-forwards generated during the period. Tax expense in the prior year was comprised primarily of a non-cash charge recognized to establish a valuation allowance against the Company’s deferred tax assets upon the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets.”

     Net income for the nine months ended September 30, 2003 totaled $0.1 million for the reasons discussed. The reported net loss in the prior year totaled $98.6 million for the reasons discussed above and due to a $41.7 million after-tax loss incurred in the prior year related to the cumulative effect of a change in accounting principle as a result of adopting SFAS No. 142.

     Preferred stock dividends and accretion of discount decreased $17.7 million to $1.9 million for the nine months ended September 30, 2003 as compared with $19.6 million during the prior year. This decrease was attributable to lower accrued dividends for the period as compared with the prior year due to fewer outstanding shares of the issue and redemption premiums paid during the prior year in connection with certain repurchases of the issue.

Leverage and Financial Position

     Capital expenditures for the three months ended September 30, 2003 totaled $2.5 million.

     Including the results of all pending acquisitions operated as of September 30, 2003, the ratio of net long-term debt to trailing 12-month pro forma Adjusted EBITDA as of September 30, 2003 is approximately 5.4x.

Acquisitions and Dispositions

     On July 22, 2003, the Company completed the acquisition of four radio stations in Huntsville, Alabama from Athens Broadcasting Company, Inc. for 1,215,760 shares of the Company’s Class A Common Stock. In addition to the broadcast licenses and fixed assets of the four stations, Cumulus also received approximately $2.5 million of working capital as part of the transaction. Cumulus had operated the stations under the terms of a local marketing agreement since April 1, 2003.

     On July 21, 2003, the Company completed the acquisition of two radio stations in Nashville, Tennessee from Gaylord Entertainment Company for $62.5 million in cash. Cumulus had operated the stations under the terms of a local marketing agreement since April 21, 2003. The Company also entered into a Joint Services Agreement with Gaylord Entertainment Company related to a third station and paid $2.5 million in cash upon execution of the agreement.

Non-GAAP Financial Measures

     Cumulus Media Inc. utilizes certain financial measures that are not calculated in accordance with GAAP to assess financial performance and profitability. The non-GAAP financial measures used in this release are Station Operating Income, Adjusted EBITDA and Free Cash Flow. Station Operating Income is defined as operating income before depreciation and amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation and restructuring charges. Adjusted EBITDA is defined as operating income before depreciation and amortization, LMA fees, non-cash stock compensation and restructuring charges. Free Cash Flow is defined as Adjusted EBITDA less LMA fee expense, net interest expense, dividends on the Series A Preferred Stock, income taxes paid and maintenance/investment capital expenditures.

     Although Station Operating Income, Adjusted EBITDA and Free Cash Flow are not measures calculated in accordance with GAAP, management believes that they are useful to an investor in evaluating the Company because they are measures that are widely used in the broadcasting industry to evaluate a radio company’s operating performance. Further, we use these measures as the key measurements of operating efficiency, overall financial performance and profitability. More specifically, Station Operating Income measures the amount of income generated each period solely from the operations of the Company’s stations that is available to be used to service debt, pay taxes, fund capital expenditures and fund acquisitions. Adjusted EBITDA measures the amount of income generated each period that could be used to service debt, pay taxes, fund capital expenditures and fund acquisitions after the incurrence of corporate general and administrative expenses. Free Cash Flow measures the amount of income generated each period that is available and could be used to make future payments of contractual obligations, fund acquisitions or make discretionary repayments of debt, after the incurrence of station and corporate expenses, funding of capital expenditures, payment of LMA fees and debt service. Nevertheless, these measures should not be considered in isolation or as substitutes for net income (loss), operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP. As these measures are not calculated in accordance with GAAP, they may not be comparable to similarly titled measures employed by other companies.

Forward-Looking Statements

     Certain statements in this release, including statements relating to the integration of acquisitions and any earnings or revenue projections, are “forward-looking” statements, which are statements that relate to Cumulus Media Inc.’s future plans, revenues, station operating income, earnings, objectives, expectations, performance, and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements, due to various risks, uncertainties or other factors. These factors include competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to political events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, and other risk factors described from time to time in Cumulus Media Inc.’s filings with the Securities and Exchange Commission, including Cumulus Media Inc.’s Form 10-K for the year ended December 31, 2002. Cumulus Media Inc. assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.

     Cumulus Media Inc. is the second largest radio company in the United States based on station count. Giving effect to the completion of all announced pending acquisitions and divestitures, Cumulus Media Inc. will own and operate 272 radio stations in 56 mid-size and smaller U.S. media markets. The Company’s headquarters are in Atlanta, Georgia, and its web site is www.cumulus.com. Cumulus Media Inc. shares are traded on the NASDAQ National Market under the symbol: CMLS.

     Cumulus Media Inc. will host a teleconference later today at 5:00 p.m. Eastern Time to discuss third quarter results. To access this teleconference live, please visit the company’s web site at www.cumulus.com or dial (630) 395-0023 for domestic and international callers. The pass code for the call is CUMULUS. Approximately one hour after completion of the call, a replay can be accessed until 11:59 PM November 12, 2003. Domestic and international callers can access the replay by dialing (402) 220-0256.

     For further information, please contact:

Marty Gausvik            (404) 949-0700

CUMULUS MEDIA INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2003	2002	2003	2002

Revenues	$81,878	$73,635	$227,445	$200,394
Less: agency commission	(7,314)	(6,911)	(20,385)	(18,550)

Net revenues	74,564	66,724	207,060	181,844
Operating expenses:
Station operating expenses, excluding depreciation, amortization and LMA fees	46,774	41,185	131,895	115,844
Depreciation and amortization	4,848	4,613	14,325	13,533
LMA fees	577	59	1,208	316
Corporate general and administrative (excluding non- cash stock compensation expense)	3,131	3,468	9,981	10,448
Non-cash stock compensation	(41)	280	218	337
Restructuring charges	(85)	(931)	(268)	(931)

Total operating expenses	55,204	48,674	157,359	139,547

Operating income	19,360	18,050	49,701	42,297

Nonoperating income (expense):
Interest expense	(4,823)	(8,277)	(17,488)	(23,628)
Interest income	110	1,337	501	1,962
Loss on early extinguishments of debt	(1,010)	—	(15,243)	(6,291)
Other income (expense), net	(100)	(21)	(256)	1,459

Total nonoperating expenses, net	(5,823)	(6,961)	(32,486)	(26,498)

Income before income taxes	13,537	11,089	17,215	15,799
Income tax expense	(5,862)	(4,863)	(17,072)	(72,654)

Income (loss) before the cumulative effect of a change in accounting principle, net of tax	7,675	6,226	143	(56,855)
Cumulative effect of a change in accounting principle, net of tax	—	—	—	(41,700)

Net income (loss)	7,675	6,226	143	(98,555)
Preferred stock dividends and redemption premiums	659	10,358	1,908	19,604

Net income (loss) attributable to common stockholders	$7,016	$(4,132)	$(1,765)	$(118,159)

Basis income (loss) per common share
Income (loss) per common share before the cumulative effect of a change in accounting principle	$0.11	$(0.07)	$(0.03)	$(1.48)
Cumulative effect of a change in accounting principle	—	—	—	(0.81)

Income (loss) per common share	$0.11	$(0.07)	$(0.03)	$(2.29)

Diluted income (loss) per common share
Income (loss) per common share before the cumulative effect of a change in accounting principle	$0.10	$(0.07)	$(0.03)	$(1.48)
Cumulative effect of a change in accounting principle	—	—	—	(0.81)

Income (loss) per common share	$0.10	$(0.07)	$(0.03)	$(2.29)

Weighted average basic common shares outstanding	64,877	62,332	63,897	51,688

Weighted average diluted common shares outstanding	67,656	62,332	63,897	51,688

Reconciliation of Non-GAAP Financial Measures to GAAP Counterparts

     The following table reconciles operating income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Station Operating Income and Adjusted EBITDA (dollars in thousands).

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,

Operating income	$19,360	$18,050	$49,701	$42,297
Non cash stock compensation	(41)	280	218	337
Restructuring charges	(85)	(931)	(268)	(931)
LMA fees	577	59	1,208	316
Depreciation and amortization	4,848	4,613	14,325	13,533
Adjusted EBITDA	$24,659	$22,071	$65,184	$55,552
Corporate general and administrative	3,131	3,468	9,981	10,448
Station Operating Income	$27,790	$25,539	$75,165	$66,000

     The following table reconciles operating income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Free Cash Flow (dollars in thousands).

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,

Operating income	$19,360	$18,050	$49,701	$42,297
Add:
Non cash stock compensation	(41)	280	218	337
Restructuring charges	(85)	(931)	(268)	(931)
Depreciation and amortization	4,848	4,613	14,325	13,533
Less:
Interest expense, net of interest income	(4,713)	(6,940)	(16,987)	(21,666)
Capital expenditures	(2,521)	(2,866)	(6,756)	(6,485)
Income taxes paid	—	—	(153)	—
Preferred dividends	(21)	(2,572)	(658)	(11,818)

Free Cash Flow	$16,827	$9,634	$39,422	$15,267

Cumulus Media Inc.
Reconciliation between Historical GAAP Results
And Pro Forma Results for the Three Months Ended
September 30, 2003
(dollars in thousands)

				Pro Forma
	Historical GAAP	Adjustments		Results

Net Revenue	$74,564	$(431	)(1)	$74,133
Station Operating Expenses	$46,774	$(388	)(2)	$46,386
Station Operating Income	$27,790	$(43)		$27,747
Corporate Overhead	$3,131	—		$3,131
Adjusted EBITDA	$24,659	$(43)		$24,616

(1)	Reflects the elimination of revenues from Broadcast Software International.

(2)	Reflects the elimination of operating expenses from Broadcast Software International.

Cumulus Media Inc.
Reconciliation between Historical GAAP Results
And Pro Forma Results for the Nine Months Ended
September 30, 2003
(dollars in thousands)

				Pro Forma
	Historical GAAP	Adjustments		Results

Net Revenue	$207,060	$3,203	(3)	$210,263
Station Operating Expenses	$131,895	$2,192	(4)	$134,087
Station Operating Income	$75,165	$1,011		$76,176
Corporate Overhead	$9,981	—		$9,981
Adjusted EBITDA	$65,184	$1,011		$66,195

(3)	Reflects the addition of revenues related to stations to be acquired that were operated under local marketing agreements during Q2 and Q3 2003 ($4,482), offset by the elimination of revenues from Broadcast Software International ($1,279).

(4)	Reflects the addition of expenses related to stations to be acquired which were operated under local marketing agreements during Q2 and Q3 2003 ($3,398), offset by the elimination of operating expenses from Broadcast Software International ($1,206).

CAPITALIZATION
(dollars in thousands)

	September 30, 2003	September 30, 2003
	Actual	Pro Forma(1)

Cash and cash equivalents	$5,192	$5,192

Long-term debt, including current maturities:
Bank Debt	483,063	499,288

Total Stockholders’ equity	755,927	755,927

Total capitalization	$1,238,990	$1,255,215

(1)  Pro forma for cash borrowings needed to complete the pending acquisitions.

Net Debt to TTM Pro Forma Adjusted EBITDA (2)	5.4x

(2)  Ratio calculated as (dollars in thousands):

Funded debt as of September 30, 2003	$483,063
Plus: Cash required to complete pending acquisitions operated at September 30, 2003	16,225
Less: Cash balance as of September 30, 2003	(5,192)

Net Debt as of September 30, 2003	494,096
Divided by Trailing Twelve Months Pro Forma Adjusted EBITDA (includes the results of all pending acquisitions)	90,818
Ratio	5.4x

CUMULUS MEDIA INC.
2003 Quarterly Results
Station Operating Income Margin Composition Analysis
(dollars in thousands)

The following analysis of our market portfolio separates each market into one of six categories based upon trailing twelve month Station Operating Income performance for analytical purposes only. We believe this analytical distribution of our markets is helpful in assessing the portfolio’s financial and operational development.

Pro Forma for the Trailing Twelve months ended September 30, 2003:

Station Operating			Station Operating	Avg Station
Income Margin %	# of Markets	Revenue	Income	Operating Income %

> 35.0%	26	$171,109	$78,967	46.2%
25.0% to 34.9%	14	52,124	16,571	31.8%
20.0% to 24.9%	4	13,097	2,789	21.3%
10.0% to 19.9%	7	18,334	2,477	13.5%
0.0% to 9.9%	2	5,290	417	7.9%
< 0.0%	2	3,231	(730)	(22.6)%

Subtotal	55	$263,185	$100,491	38.2%
Trade, Other	—	21,318	3,569	16.8%

Totals	55	$284,503	$104,060	36.6%

Pro Forma for the Trailing Twelve months ended June 30, 2003:

Station Operating			Station Operating	Avg Station Operating
Income Margin %	# of Markets	Revenue	Income	Income %

> 35.0%	28	$181,975	$83,322	45.8%
25.0% to 34.9%	12	41,074	12,865	31.3%
20.0% to 24.9%	3	10,357	2,244	21.7%
10.0% to 19.9%	8	19,348	2,651	13.7%
0.0% to 9.9%	2	6,928	438	6.3%
< 0.0%	2	3,205	(769)	(24.0)%

Subtotal	55	$262,887	$100,751	38.3%
Trade, Other	—	21,013	3,446	16.4%

Totals	55	$283,900	$104,197	36.7%

			Activity for Q3 2003
Station Operating	Markets	Markets	Markets	Net Change	Markets
Income Margin %	at 6/30/03	Moving Out	Moving In	In Category	at 9/30/03

> 35.0%	28	(2)	—	(2)	26
25.0% to 34.9%	12	—	2	2	14
20.0% to 24.9%	3	—	1	1	4
10.0% to 19.9%	8	(2)	1	(1)	7
0.0% to 9.9%	2	(1)	1	—	2
< 0.0%	2	—	—	—	2
Total	55	(5)	5	—	55